UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2015

BFC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[      ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 24, 2015, BFC Financial Corporation (the "Company") and BBX Capital Corporation ("BBX Capital") issued a joint press release in response to the order entered in the case captioned Securities and Exchange Commission v. BankAtlantic Bancorp, Inc. and Alan B. Levan.  Pursuant to the order, the court denied the Securities and Exchange Commission's request for a permanent bar from Mr. Levan serving as an officer or director of any public company, but instead ordered Mr. Levan barred from serving as an officer or director of any public company for a period of two years commencing 90 days after the order is executed. The court also imposed monetary penalties against BBX Capital in the amount of $4,550,000 and monetary penalties against Mr. Levan in the amount of $1,300,000. As a result of the court's decision, Mr. Levan will, unless the order is stayed by the appellate court, resign as Chairman, Chief Executive Officer and President of the Company, as Chairman and Chief Executive Officer of BBX Capital, and as a director of the Company and BBX Capital upon the commencement of the bar. Mr. Levan has been the Chairman, Chief Executive Officer and President of BFC since 1978 and the Chairman and Chief Executive Officer of BBX Capital since 1994. The Company owns an approximately 81% equity interest and 90% voting interest in BBX Capital. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

d)Exhibits.

Exhibit 99.1 – Press Release dated September 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: September 28, 2015
By: /s/ Raymond S. Lopez
Raymond S. Lopez,
Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

Uly 31
Exhibit 99.1	Press Release dated September 24, 2015